Exhibit 10.34

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

SERVICE AGREEMENT

Between

UNIVERSITY OF SASKATCHEWAN
a statutory corporation pursuant to The University of Saskatchewan Act, 1995, of Saskatchewan
as represented by its Vaccine and Infectious Disease Organization-International Vaccine Centre,
a division of the University of Saskatchewan, having an office at 120 Veterinary Road,
Saskatoon, Saskatchewan, Canada S7N 5E3 (hereinafter “VIDO-InterVac”)

and

ProMIS Neurosciences, Inc.
a body corporate under the laws of Canada, having an office for the conduct of its business located at 1920 Yonge St., Suite 200, Toronto, Ontario, Canada M4S 3E2 (hereinafter the
“Purchaser”)

WHEREAS the Purchaser wishes to engage the services of VIDO-InterVac on the terms and conditions and understandings hereinafter set forth; and,

WHEREAS VIDO-InterVac is willing to perform the services, and to make its premises, facilities, and services available, and VIDO-InterVac wishes to perform the services;

WHEREAS the Purchaser and VIDO-InterVac may wish to pursue a collaboration including animal studies and funding to further develop the Material if the Services produces positive results

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	OBLIGATIONS OF THE PURCHASER

1.1           The Purchaser shall provide to VIDO-InterVac funds in the amount of [***] ($[***]) (the “Fee”) for conducting the work as specified in Appendix A as Stage 1 (the “Services”). Seventy Five percent of the Fee ($[***]) shall be due upon execution of this Agreement, and the remaining twenty five per cent of the Fee ($[***]) shall be due 30 days after the final report has been received as per Section 2.4. No work will be performed on the Services until initial payment is received by VIDO-InterVac. Appropriate invoices will be emailed to [***] by University of Saskatchewan Controller’s Office.

1.2          If payment is not received prior to the expiry of the thirty (30) day period following execution of the Agreement or receipt of final report, then interest will accrue on the outstanding balance at the rate of one and one half percent (1.5%) per month.

1.3           Purchaser shall provide test material (the “Material”) as further described in Appendix A to VIDO-InterVac at the sole risk and expense of Purchaser. Purchaser shall be responsible for complying with all laws and regulations concerning the export of the Material and assumes all liability for the transport and delivery of the Material. Purchaser will obtain any appropriate import permit as may be required for the import of any biological samples resulting from the performance of the Services (the “Resulting Material”) as further described in Appendix A. VIDO-InterVac will provide reasonable assistance to Purchaser to obtain the permit.

1.5           If applicable, Purchaser shall be liable for the replacement cost of any animal that dies or is euthanized solely as a result of an adverse reaction to any vaccination administered in performance of the Services.

1.6           Purchaser shall complete a short user satisfaction survey (attached as Appendix B) within 30 days of the end of Term.

2.	OBLIGATIONS OF VIDO-InterVac

2.1           VIDO-InterVac shall receive and administer the Fee in accordance with the terms of this Agreement. VIDO-InterVac shall carry out the Services in accordance with acceptable research standards, the research policies of VIDO-InterVac, and in accordance with the proposal approved by the Purchaser (Appendix A). VIDO-InterVac shall not disclose, transfer or distribute any Material to any third party, or otherwise use any Material in any research or other activity, outside of the Services hereunder without the written direction or consent of the Purchaser.

2.2           VIDO-InterVac will apply to obtain any appropriate import permit as may be required for the import of any Material. Purchaser will provide all assistance required to VIDO-InterVac to obtain the permit.

2.3           VIDO-InterVac shall use the Material only in performing the Services. Upon completion of the Services any unused Material shall be destroyed. Any Resulting Material will be kept for 3 months after the expiry of this Agreement at which point Resulting Material will be destroyed unless otherwise agreed to by the Parties.

2.4           VIDO-InterVac shall provide the Purchaser a final report upon completion of the Services. This report will contain data, but no intellectual contribution (such report and all such data and related information being the “Data”).

2.5           VIDO-InterVac shall comply with all applicable laws, rules and regulations concerning the Services, the Material, the Resulting Material and the Data.

2.6           VIDO-InterVac will permit the use of VIDO-InterVac premises, facilities, and services for the research in accordance with the applicable policies and priorities of the VIDO-InterVac.

2.7           Upon request VIDO-InterVac will permit a representative of the Purchaser, including agents, to visit the premises of VIDO-InterVac from time to time to oversee the Services (each a “Visitor”). Prior to any Visitor entering VIDO-InterVac, VIDO-InterVac requires the following from Purchaser and/or Visitor

1.	a letter stating that Visitor is at VIDO-InterVac for Purchaser’s employment purposes
2.	a copy of government issued photo identification (e.g., passport or drivers license).

Purchaser may also request to VIDO-InterVac that the Visitor be permitted to actively participate in the Services (“Participating Visitor”). If VIDO-InterVac agrees to allow a Participating Visitor, the Purchaser and/or Participating Visitor agree to the following:

3.	Supply proof of liability insurance as per Section 7.1,
4.	Complete University of Saskatchewan specific online Biosafety Training and Animal Training (as required) and VIDO-InterVac specific containment level 3 (CL3) training (CL3 work only) and CL3 Lab Specific Training as required.
5.	A signed agreement to abide by the operational policies of VIDO-InterVac.

In addition, security background checks will be required for any Participating Visitor working in containment level 3, but may be required for any Participating Visitor at VIDO-InterVac’s discretion.

3.	CONFIDENTIALITY

3.1           The Parties agree to keep confidential and not disclose to others information designated in writing as confidential and supplied by them for the purpose of developing the Services ("Confidential Information"). The obligation to keep such information confidential shall not apply to information which:

(a)	is already known to the Party to which it is disclosed;
(b)	is or becomes part of the public domain without breach of this Agreement;
(c)	is obtained from third parties which have no obligation to keep confidential to the contracting parties;
(d)	is required to be disclosed by law, but only to the extent so required.

The Parties agree not to use Confidential Information for any purpose other than the purposes set forth in this Agreement for a period of five (5) years from the Effective Date of this Agreement.

4.	TERM, AMENDMENT, RENEWAL AND TERMINATION

4.1           The term of this agreement shall be from 1-September-2020 (“Effective Date”) to 28-February-2021 (“Term”). The performance of the Services is contingent upon the Material arriving at VIDO-InterVac in a timely manner. If the Material does not arrive at VIDO-InterVac in time such that the Term remains suitable the Parties may extend the Term. The Parties may only further amend, renew or extend the Agreement by mutual consent and in writing.

4.2           This Agreement may be terminated by either Party by giving thirty (30) days written notice to the other. In the event of termination, the Parties shall take all necessary steps to effect the orderly termination of the Services, including any final reporting required. The Purchaser agrees that the Fee is non-refundable. If VIDO-InterVac fails to obtain any import permit required for the Material within the Term VIDO-InterVac shall return any uncommitted funds, less administrative expenses, to the Purchaser.

5.	OWNERSHIP OF MATERIAL, RESULTING MATERIAL, DATA AND PUBLICATION.

5.1           Unless otherwise agreed to in writing, all Material, Resulting Material and Data resulting from the Services shall become property of Purchaser. Notwithstanding the above, the Parties agree that VIDO-InterVac shall retain ownership to its background intellectual property and material (including but not limited to cell lines and challenge strains) and all rights to any processes, software (including codes), technology, means and know-how developed by it in the performance of the Services, including, without limitation, those which relate to laboratory testing, animal models and data collection or management.

5.2           VIDO-InterVac agrees that no right or license to the Material is granted or implied as a result of the Services hereunder.

5.3           Notwithstanding anything to the contrary in this Agreement VIDO-InterVac may disclose the identity of the Purchaser as a supporter of VIDO-InterVac.

5.4           Purchaser acknowledges that publication is important to VIDO-InterVac; however, VIDO-InterVac will not publish or disclose any Data or results generated as a result of its performance of the Services to any third party without Purchaser’s prior written consent. If Purchaser consents to publication of Data or results from Services, VIDO-InterVac will give Purchaser sixty (60) days in which to review and comment thereon prior to publishing. If the publication is joint, the Purchaser and VIDO-InterVac will work together to draft the publication.

6.	WARRANTY

6.1           VIDO-InterVac provides no warranties, whether statutory, express or implied, with respect to the results of the Services requested by the Purchaser. If the Purchaser should decide to take action based on the results of the Services provided, the implementation and results of such action shall be at the Purchaser's own risk. The Purchaser waives any claims that it may have against VIDO-InterVac regarding the use of such results.

7.	INSURANCE & INDEMNIFICATION

7.1           The Purchaser, at its own expense and without limiting its liabilities herein, shall insure its operations under a contract of General Liability Insurance, in an amount not less than $5,000,000 inclusive per occurrence, insuring against bodily injury, personal injury and property damage including loss of use thereof. This insurance shall include blanket contractual liability. Proof of insurance must be provided prior to Service being initiated.

7.2           The Purchaser shall indemnify and save harmless VIDO-InterVac, and its respective administrators, officers, students and employees, from and against any and all liability, loss, and expense (including reasonable solicitor's fees and expenses of litigation) on claims relating to injury or damages arising out of or resulting from, or that are alleged to arise out of or result from, the actions or omissions by the Purchaser, its servants or agents, with respect to or connected with the Services provided pursuant to this Agreement; except to the extent that any such liability, loss and /or expense is the result of VIDO-InterVac’s negligence or willful misconduct.

8.	NOTICES

Any notice, approval, consent or other communication under this Agreement shall be effectively given if in writing and delivered in person, by courier, by registered mail or if transmitted by facsimile addressed to a Party at its address as follows:

Purchaser:	ProMIS Neurosciences, Inc. 1920 Yonge St., Suite 200 Toronto, Ontario M4S 3E2 Fax: [***]

Attention: Dr. Elliot Goldstein (CEO)

Email: [***]

VIDO-InterVac:	[***] Fax: [***] Attention: Business Development

and copy to:	University of Saskatchewan [***] Fax: [***] Attention: Contracts Specialist Email: [***]

Any such notice is deemed to have been received:

a.	on the day of delivery, if hand delivered;
b.	when the Party acknowledges receipt, if sent by registered mail; and
c.	the day of transmission with a receipt notification, if sent by facsimile.

Either Party may change the above-noted address by way of a notice sent in accordance with this Section.

9.	GENERAL CONDITIONS

9.1           VIDO-InterVac shall be deemed to be and shall be an independent contractor and as such VIDO-InterVac shall not be entitled to any benefits applicable to employees of the Purchaser. Nothing herein shall be considered as placing VIDO-InterVac and the Purchaser in the position of partners or joint venturers.

9.2           Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter, except as may be explicitly provided for herein or authorized in writing. Neither shall be bound by the acts or conduct of the other.

9.3           VIDO-InterVac may not assign this Agreement without the written consent of Purchaser. Subject to the limitation of assignment of this Section 9.3, this Agreement shall be binding upon the Parties and their respective successors and assigns.

9.4           Purchaser shall not use or permit others to use the name of the VIDO-InterVac, or refer to their participation in the research and the Services, for any sales or promotional purposes without the written consent of VIDO-InterVac.

9.5           This Agreement, including Appendix A, constitutes the entire understanding between the Parties. No modification or alteration of this Agreement will be effective unless agreed to in writing by the Parties.

10.	DISPUTES RESOLUTION

10.1         Disputes which the Parties cannot resolve by negotiation will be submitted to arbitration in accordance with the provisions of The Arbitration Act, 1992, Statutes of Saskatchewan, or its successor legislation in force from time to time.

10.2         The Parties shall appoint a single arbitrator to adjudicate the issue. If the Parties cannot agree on a single arbitrator, the opposing disputing party shall each appoint one arbitrator and the two arbitrators shall appoint a third, and the three arbitrators shall constitute the panel.

10.3         The panel’s adjudication of unanimity or two-thirds majority shall be binding on the Parties. The Parties shall each bear its own proportionate share of the arbitration costs unless otherwise awarded by the arbitrator.

11.	FORCE MAJEURE

11.1         “Force Majeure” means anything outside the reasonable control of a Party, including but not limited to, acts of God, fire storm, earthquake, explosion, accident, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labour dispute, labour shortage, transportation embargo, failure or delay in transportation, or an act or omission (including laws, regulations, disapprovals or failure to approve) of any government or government agency.

11.2         If VIDO-InterVac is wholly or partially precluded from complying with its obligations under this Agreement by Force Majeure, then its obligations to perform in accordance with this Agreement will be suspended for the duration of the Force Majeure. As soon as practicable after an event of Force Majeure arises, VIDO-InterVac shall notify the other Party of the extent to which it is unable to perform its obligations under this Agreement.

11.3         VIDO-InterVac shall be not responsible to another for any delay in the performance of, or failure to perform, its obligations under this Agreement where such delay or failure is caused by circumstances beyond the reasonable control of VIDO-InterVac, including, without limitation, causes including strikes, lockouts or any other labour disruptions, war, natural disaster, disease or epidemic, or acts of God. In the event of any such delay or failure in performance, VIDO-InterVac shall be granted an extension of time for performance that is equitable in light of the cause of the delay.

11.	COUNTERPARTS

This agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF delivered via email) copy of this Agreement, including the signature pages, will be deemed an original.

12.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Saskatchewan and the Parties hereby expressly attorn to the jurisdiction of the courts of Saskatchewan for enforcement thereof.

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed this Agreement on the date last written below.

AGREED:

PURCHASER

/s/ Elliot Goldstein
Name: Elliott Goldstein	Date
Title: President & CEO

/s/
Witness:	Date

UNIVERSITY OF SASKATCHEWAN

/s/
For Chair, Board of Governors	Date

/s/
For Secretary, Board of Governors	Date

Acknowledged by:

/s/ Volker Gerdts
Volker Gerdts, Director

APPENDIX A – THE SERVICES

[Intentionally omitted]

APPENDIX B – USER SATISFACTION SURVEY

[Intentionally omitted]